MassRoots Fall 2016 Outlook

Denver, CO (September 26, 2016): MassRoots, Inc. (OTCQB: MSRT), one of the largest and fastest growing technology platforms for the cannabis industry, is pleased to release the following Chairman’s Letter.

MassRoots Shareholders,

MassRoots recently reported in our second quarter financial results that we generated more revenue in a single quarter than all previous quarters combined. Partnered with sizeable reductions in operating expenditures made this summer, we expect that MassRoots will be cash-flow positive on a monthly basis by the end of 2016. Over 75% of sales are expected to come solely from the Colorado and California markets, while the November 2016 elections have the potential to open or expand markets in 8 additional states. Our two closest comparables, Weedmaps and Leafly, are expected to generate more than $25 million and $15 million, respectively, in digital advertising revenue during 2016. Already with comparable userbases to both of these services, we believe our annual revenue run rate will grow to this range within the next 12 to 18 months.

Product Pipeline

In August 2016, we introduced a dispensary finder within the MassRoots mobile applications and ramped up business on-boarding, connecting our community of over 900,000 cannabis enthusiasts with our dispensary partners in their local area. Within the next few weeks, users will be able to review strains and products, as well as view live prices at local dispensaries. In future iterations, users will be able to rate and discover products based on how well they treat certain ailments (i.e. back pain, joint pain, nausea and other ailments) and seeing which dispensaries have that product in stock. MassRoots aims to dominate the demand-side of the cannabis market, channeling sales to our preferred partners.

User-Growth

We believe we can reach cash-flow positive off of MassRoots’ existing user-base and traffic. The problem over the past year was not our userbase, it was that our product was failing to connect users with products and dispensaries effectively. We believe that once product reviews and menu prices are released within the next few weeks, our mobile applications will offer similar capabilities as both Leafly and Weedmaps within a unique social experience. Once we are generating average revenues north of $1 per user within a few weeks of acquisition, we expect to ramp back up our user growth machine. Even with minimal advertising, MassRoots grows by about 30,000 users per month organically and the 2016 elections have the potential to cause the organic growth to increase substantially.

Expense Reductions

From July to September 2016, the Company eliminated $146,000 in monthly expenses by terminating relationships with certain vendors, reducing headcount from 33 to 19 full-time employees, and utilizing new technological tools to achieve better results with fewer resources. As many of these contracts and agreements had 30 or 60-day termination clauses, we expect these expense reductions not to be fully reflected until the fourth quarter of 2016. Even as MassRoots continues to scale its userbase, we do not expect a significant increase in the size of our team as we plan to automate as many processes as possible in a self-service platform for our clients.

2016 Elections

We believe that if California voters pass Proposition 64 (60-31-9) and Florida voters ratify Amendment 2 (70-23-7), it will have significant implications for MassRoots’ revenue and user growth. If any combination of Arizona (50-40-10), Nevada (53-39-8), Massachusetts (50-45-5), Maine (53-43-4), North Dakota (Unknown) or Arkansas (58-35-7) also pass cannabis initiatives, it will cause the growth rate to accelerate even faster.

When a state passes a medical or recreational cannabis law, MassRoots is able to start registering users and businesses in that state with minimal marginal cost. Because we are not involved in the production or sale of cannabis, we do not have to build outgrow operations, open retail stores, or have a significant physical presence in the state in order to generate revenue. At the same time, MassRoots' financial model is not tied to the success of a particular location, brand or a particular ballot initiative – we believe we will have a significant percentage of all dispensaries and brands on our platform, making MassRoots a play on the industry as a whole.

Sitting at the intersection of healthcare on the medicinal side and a vice industry on the recreational side, we believe the cannabis industry can continue to grow in any economic climate. According to ArcView Market Research and New Frontier Financial, the regulated industry is expected to grow from $5.7 billion in 2015 to $23.1 billion in 2020, an annual compound growth rate of 35%.

Collaborations, Partnerships to Play Major Role in Fourth Quarter

In early September, MassRoots partnered with cannabis business intelligence firm Headset to integrate their base-level dashboards into MassRoots for Business. This partnership will significantly accelerate the roll-out of live menu prices from every major dispensary point-of-sale system on the market, as well as offering dispensaries access to meaningful data in easy-to-use, actionable formats. We believe Headset is the leader in this segment of the cannabis technology market and is poised to rapidly scale over the next several quarters.

In May 2015, MassRoots invested in Flowhub's preferred seed round to provide capital for the initial development of the next generation of cannabis point-of-sale and compliance technology. Since launching in June 2016, Flowhub has facilitated more than 250,000 transactions across dozens of dispensaries in Colorado and Oregon, facilitating end-to-end regulatory compliance while streamlining their business operations. We believe Flowhub is at a critical inflection point, poised to scale from dozens of dispensary locations using its platform now to hundreds of locations by the end of the year. Within the next few months, we expect a significant percentage of all transactions occurring in the regulated cannabis industry will happen within the MassRoots/Flowhub ecosystem.

We believe these collaborations and partnerships will expand the offerings and capabilities of the MassRoots platform and offer some insight into the direction we are taking the business. I know these past few months have been frustrating in the public market for our stock and as the Company’s largest shareholder, I have used this opportunity to add to my position. Fundamentally, we believe that MassRoots is in a stronger position than ever while the 2016 elections have the potential to significantly accelerate the growth of the cannabis market. We look forward to applying the knowledge, experience, and relationships we’ve gained the past few years to shaping the development of the regulated cannabis industry.

Looking forward to an exciting couple of months and reporting back to you on the continued growth and development of our Company.

Regards,

Isaac Dietrich

Chairman & Chief Executive Officer

MassRoots, Inc.

Forward-looking Statements
Certain matters discussed in this announcement contain statements, estimates and projections about the growth of MassRoots' business, potential partnerships, new features, and related business strategy. Such statements, estimates and projections may constitute forward-looking statements within the meaning of the federal securities laws. Factors or events that could cause our actual results to differ may emerge from time to time. MassRoots undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The recipient of this information is cautioned not to place undue reliance on forward-looking statements.